Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Waste Services, Inc.
Scottsdale, Arizona
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 9, 2005, relating to the consolidated financial statements and the effectiveness of Waste Services, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Los Angeles, California

August 11, 2005